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                                   EXHIBIT 11

COMPUTATION OF LOSS PER COMMON SHARE

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                                                                                        Year Ended December 31,
                                                                                        -----------------------
                                                                             2001                2000                 1999
                                                                             ----                ----                 ----
Diluted net loss per share:
     Net loss to common shareholders                                     $ (17,946,000)     $  (15,542,000)      $ (26,647,000)
                                                                        ================    ================    =================

     Average number of shares outstanding                                   10,507,413          10,507,413          11,443,021
     Net effect of dilutive stock options - based on treasury stock
           method                                                               18,000                   -                   -
                                                                        ----------------    ----------------    -----------------

     Total average shares                                                   10,525,413          10,507,413          11,443,021
                                                                        ================    ================    =================
     Fully dilutive net loss per share                                   $       (1.71)     $        (1.48)      $       (2.33)
                                                                        ================    ================    =================
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